Exhibit 10.8

CONSULTANT AGREEMENT

This Agreement is entered into as of June 3, 2020, between General Cannabis Corp., a Colorado corporation ("Company"), and Adam Hershey ("Strategic Consultant").

In consideration of the promises and agreements contained herein, the parties agree as follows:

1.

Engagement. Subject to the terms and conditions set forth in this Agreement, the Company hereby engages the Strategic Consultant to perform services for the Company as set forth herein, and the Strategic Consultant hereby accepts such engagement.

2.

Term. This Agreement shall commence on June 3, 2020 and shall continue for one (1) year from the date this Agreement (the “Initial Term”) is executed, such Initial Term to extend automatically upon its final date for up to two successive one (1) year terms (the “Additional Term”) unless either party provides written notice to the other party of its desire not to renew this Agreement not less than thirty (30) days prior to the end of the then-applicable term. Sections 2 and 11–18 shall survive termination or expiration of this Agreement.

3.

Services to Be Performed. During the term of this Agreement, the Strategic Consultant shall perform services required by the Company (the “Services”) as follows:

Sourcing of new M&A deals

Evaluation of M&A deals currently under consideration by the Company

Sourcing and evaluation of strategic capital

Sourcing and evaluation of strategic partnerships or joint ventures

4.

Performance of Tasks/Scope of Services. The Strategic Consultant shall have control and discretion over the means and manner of performance of the Services in achieving the result of the work to be performed. The Strategic Consultant shall perform tasks explicitly requested or reasonably required by the Company (the “Scope of Services”) in furtherance of the provision of the Services. If any services, functions or responsibilities not specifically described in this Agreement or among the Scope of Services are required for the proper performance and provision of the Services, they shall be deemed to be included within the Scope of Services to the same extent as if specifically described in this Agreement. The Strategic Consultant shall supply all necessary equipment, materials and supplies and shall not rely on the equipment or offices of the Company for completion of the Services. The Company retains the right to inspect, stop, or alter the work of the Strategic Consultant to assure its conformity with this Agreement.

5.

Time Requirements/Reporting Obligations. The Strategic Consultant will not be required to follow or establish a regular or daily work schedule, but shall devote during the term of this Agreement the time, energy and skill necessary to perform the Services and shall, periodically or at any time upon the reasonable request of the Company (but not more frequently than monthly), submit information as to the amount of time worked and scope of work performed. Such submissions shall be made by the Strategic Consultant to the Company’s Chief Executive Officer (the “CEO”), to whom the Strategic Consultant shall report directly.

6.

Compensation. During the term of this Agreement, the Strategic Consultant will be paid a monthly rate of $8,333 for the Services, provided that if the salary of the CEO is returned to the rate paid prior to the Company salary reductions made in connection with the COVID-19 pandemic (the “COVID-19 Salary Reductions”) (which, for the avoidance of doubt, is $425,000), then the Strategic Consultant’s monthly rate shall increase to $16,667 (with it being expressly understood and agreed that (A) if the CEO’s salary is increased from its current level, but not to 100% of the rate paid prior to the COVID-19 Salary Reductions, the Strategic Consultant’s monthly rate shall be increased simultaneously on a proportionate basis (i.e., if the CEO’s salary is increased to 90% of the rate paid prior to the COVID-19 Salary Reductions, then the Strategic Consultant’s monthly rate shall simultaneously be increased to $15,000), and (B) if the CEO receives any retroactive payments or other remuneration relating to all or any portion of salary that was reduced due to the COVID-19 Salary Reductions, then the Strategic Consultant shall receive payments on a pari passu basis with respect to the Services at a monthly rate of less than $16,667). The monthly payment described herein shall be paid monthly in advance on the first business day of each month.  The parties agree that the Company will not obtain any workers' compensation coverage that covers the Strategic Consultant, and further agree that in no event shall any workers' compensation insurance benefits be paid to the Strategic Consultant by the Company.  The Strategic Consultant understands that he is responsible to pay, according to law, the Strategic Consultant's income and other employment taxes and understands that he may be liable for self-employment taxes (Social Security and Medicare) to be paid by the Strategic Consultant according to law. In addition, the Company shall not be liable to the Strategic Consultant for any expenses paid or incurred by the Strategic Consultant unless otherwise agreed to in writing, provided, however, that the Company shall be liable to the Strategic Consultant for expenses reasonably paid or incurred by the Strategic Consultant in the course of the performance of the Services, such expenses to adhere to existing Company expense-related policies where applicable. The foregoing notwithstanding, all travel-related expenses incurred in connection with the Services by the Strategic Consultant must receive the express approval of the CEO to be eligible for reimbursement.

7.

Right to Benefits. The Strategic Consultant expressly acknowledges and agrees that the Strategic Consultant is not an employee of the Company, and as such is not entitled to and will have no claim to Company benefits provided to employees, including but not limited to, health benefits, vacation and sick leave benefits, or profit sharing or pension plans (such as 401(k) plans), shares or bonuses.

8.

Independent Contractor Status. This Agreement does not constitute a hiring by either party. Under this Agreement, the Strategic Consultant shall have an independent contractor status and shall not be an employee for any purpose, including but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, any state revenue and taxation code relating to income tax withholding at the source of income, workers' compensation, and other benefit payments and third party liability claims. To the extent applicable, the Strategic Consultant shall procure sufficient insurance to cover general liability, personal injury, and property damage. This Agreement shall not be considered or construed to be a partnership or joint venture, and the Company shall not be liable for any obligations incurred by the Strategic Consultant unless specifically authorized in writing. The Strategic Consultant shall act solely as an independent contractor and not as an employee or an agent of the Company. Except as expressly agreed in writing, the Strategic Consultant shall not have any right or authority, express or implied, to assume or create obligations of the Company of any kind, to make any representation or warranty on behalf of the Company, or to enter into contracts or agreements on behalf of the Company or to otherwise bind the Company in any manner.

9.

Professional Responsibility. Nothing in this Agreement shall be construed to interfere with or otherwise affect the rendering of Services by the Strategic Consultant in accordance with his independent and professional judgment. The Strategic Consultant shall perform the Services in a good and workmanlike manner and in accordance with generally accepted industry practices.

10.

 Conflicts of Interest. During the term of this Agreement the Strategic Consultant shall not act as an agent for, consultant to, or as an officer, employee, or other representative of any subcontractor or supplier to the Company, without the prior written consent of the Company. During the term of this Agreement, the Strategic Consultant shall not serve in any of the foregoing capacities for any of the Company's competitors or prospective competitors, without the prior written consent of the Company. The Strategic Consultant hereby warrants that there is no conflict of interest between the Strategic Consultant's other employment, if any, or other contractual obligations, if any, and the activities to be performed hereunder. The Strategic Consultant shall advise the Company if he reasonably believes that a conflict of interest arises in the future during the term of this Agreement. Notwithstanding the foregoing, the parties hereby agree that the limitations set forth in this Section 10 shall not apply to the contemplated involvement by the Strategic Consultant with a medical cannabis dispensary (the identity of which has been disclosed to the Company) that has a pending application with the State of New Jersey, and, in the event of a license award from the State of New Jersey to such company, to the operation by such company of a medical and/or adult use cannabis dispensary license to the maximum extent permitted by applicable law.

11.

Work Made for Hire. The Strategic Consultant agrees that the Services, including all tasks, duties, results, inventions and intellectual property developed or performed pursuant to this Agreement, are considered "work made for hire" as defined in 17 U.S.C. Section 101, and that any such work is by virtue of this Agreement assigned to the Company and shall be the sole property of Company for all purposes, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future. In the event that any work created by the Strategic Consultant does not qualify as a work made for hire, the Strategic Consultant hereby irrevocably assigns and agrees to assign, without additional consideration, all right, title and interest in and to all such works, whether currently existing or created or developed later, including, without limitation, all copyrights, trademarks, trade secrets, patents, industrial rights and all other intellectual property and proprietary rights related thereto, whether existing now or in the future, effective immediately upon the inception, conception, creation or development thereof. The Strategic Consultant shall (a) disclose promptly to the Company all works in connection with this Agreement, and (b) whether during or after the term of this Agreement with the Company, upon the reasonable request of the Company, agree to execute any and all documents prepared by the Company and to do all other lawful acts reasonably requested by the Company as may be required to establish, document, and protect such rights.

12.

Indemnification and Hold Harmless. The Strategic Consultant agrees to indemnify and hold harmless the Company from any and all third party claims by the Strategic Consultant, which may arise out of and in the course of the performance of his duties hereunder. This section shall not affect any other remedies either party may have under this Agreement. The Strategic Consultant expressly waives any and all claims for unemployment benefits and/or workers' compensation benefits, and shall maintain same as necessary in connection with the performance of services required by the Company.

13.

Confidentiality/Non-Disclosure. The Strategic Consultant agrees not to disclose or communicate, in any manner, either during or after the term of this Agreement, any proprietary information about the Company, including but not limited to, the names of its customers, marketing strategies, operations, or any other information of any kind which would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of the Company. The Strategic Consultant understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement. Upon termination or expiration of this Agreement, the Strategic Consultant shall deliver all records, data, information, and other documents produced or acquired during the performance of this Agreement and all copies thereof to the Company. Such material shall remain the property of the Company.

14.

Mutual Non-Disparagement. The Strategic Consultant shall not disparage, defame, or besmirch the reputation, character, image, mission or services of the Company, including their respective current and former officers, directors, employees, agents, lawyers, assigns, insurers, shareholders, affiliates, divisions, subsidiaries, predecessors and successor corporations until twelve (12) months after the later of (i) the end of the term of this Agreement and (ii) the date on which the Strategic Consultant ceases to own (directly or indirectly) more than twenty-five percent (25%) of the number of shares of the common stock of the Company that are owned by the Strategic Consultant (directly or indirectly) on the date of this Agreement (such date, the “Ownership Reduction Date”). The Company and its directors and executive officers shall not disparage, defame, or besmirch the Strategic Consultant’s reputation, character or image until twelve (12) months after the later of (i) the end of the term of this Agreement and (ii) the Ownership Reduction Date. Testimony under oath shall not constitute disparagement.

15.

Non-Solicitation. The Strategic Consultant shall not, without the Company’s written permission, during the term of this Agreement and for a period of twelve (12) months immediately following the later of (i) the end of the term of this Agreement and (ii) the Ownership Reduction Date, either directly or indirectly, call on, solicit, or divert, or attempt to call on, solicit, or divert from the Company, any business, employee, customer, or vendor of the Company on whom the Strategic Consultant called or became acquainted with during the term of this Agreement, either for his or her own benefit, or for the benefit of any other person, firm, corporation or organization.  For the avoidance of doubt, a general solicitation for employment services shall not constitute a solicitation of employees hereunder.

16.

Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all other agreements, either oral or in writing, between the parties, except for any separately signed Confidentiality, Trade Secret, Non-Compete or Non-Disclosure Agreements to the extent that these terms are not in conflict with those set forth therein.

17.

Severability.  If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance or other rule of law, such term will be deemed reformed or deleted and the remaining provisions will remain in full force and effect.

18.

Governing Law and Jurisdiction. This Agreement shall be governed by, and construed under, the laws of the State of Colorado.  Jurisdiction and venue for all purposes shall be in the County of Denver, State of Colorado.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Company:		Strategic Consultant:

By	/s/ Steve Gutterman	By	/s/ Adam Hershey
Steve Gutterman		Adam Hershey
(Print Name)		(Print Name)

CEO
Title